Exhibit 99.1

Contacts:

Ligand Pharmaceuticals Incorporated	Lippert/Heilshorn & Associates, Inc.
Rob McKay, Sr. Dir. Business Development and Investor Relations Erika Luib, Investor Relations (858) 550-7896	Don Markley dmarkley@lhai.com (310) 691-7100

Ligand Enters into Captisol® Commercial Supply Agreement with Merck

SAN DIEGO (June 20 , 2011) – Ligand Pharmaceuticals Incorporated (NASDAQ: LGND) announced today that it has entered into a Captisol® supply agreement with Merck & Co., Inc. (NYSE: MRK) for an undisclosed program. Ligand will supply clinical and commercial supplies of Captisol and, if the program is approved for commercialization, expects to deliver multiple metric tons of Captisol annually. Financial terms of the deal were not disclosed.

“We are extremely pleased to enter into a long-term commercial supply agreement for this Captisol-enabled program,” said Matt Foehr, Executive Vice President and Chief Operating Officer of Ligand Pharmaceuticals. “This collaboration with Merck is a good example of the type of relationships we try to build with our partners. Merck used Captisol to reformulate a drug in their portfolio and performed initial proof of concept under a research use agreement.”

“This announcement marks the natural transition of the program to a full commercial supply relationship as commercialization approaches,” added Mr. Foehr. “This deal has the potential to add meaningful revenue to the Ligand business in the coming years and extends the already significant partnering relationship that we have developed with Merck over the past few years.”

About Captisol®

Captisol is a patent protected, chemically modified cyclodextrin with a structure designed to optimize the solubility and stability of drugs. This unique technology was originally developed by Ligand’s subsidiary company CyDex Pharmaceuticals and has enabled five FDA approved products, including Pfizer’s VFEND® IV and Prism Pharmaceuticals’ NEXTERONE®. There are currently over twenty Captisol-enabled® products in development, including Onyx pharmaceuticals’ carfilzomib program.

About Ligand Pharmaceuticals

Ligand is a biopharmaceutical company with a business model that is based upon the concept of developing or acquiring royalty revenue generating assets and coupling them to a lean corporate cost structure. Ligand’s goal is to produce a bottom line that supports a sustainably profitable business. By diversifying the portfolio of assets across numerous technology types, therapeutic areas, drug targets, and industry partners, we offer investors an opportunity to invest in the increasingly complicated and unpredictable pharmaceutical industry. In comparison to its peers, we believe Ligand has assembled one of the largest and most diversified asset portfolios in the industry with the potential to generate revenue in the future. These therapies address the unmet medical needs of patients for a broad spectrum of diseases including hepatitis, muscle wasting, Alzheimer’s disease, dyslipidemia, diabetes, anemia, COPD, asthma, rheumatoid arthritis and osteoporosis. Ligand has established multiple alliances with the world’s leading pharmaceutical companies including GlaxoSmithKline, Merck, Pfizer, Bristol-Myers Squibb and AstraZeneca. For more information, please visit www.ligand.com.

Caution Regarding Forward-Looking Statements

This news release contains forward looking statements by Ligand that involve risks and uncertainties and reflect Ligand’s judgment as of the date of this release. Actual events or results may differ from Ligand’s expectations. For example, there can be no assurance that any product in the Ligand or Merck pipelines in relation to the Capstiol® collaboration will be successfully developed, that Ligand’s supply capabilities will be sufficient to meet the requirements of Merck or any other Captisol partner, that regulatory approvals will be granted, that patient and physician acceptance of these products will be achieved, that final results of human clinical trials will be consistent with any interim results, that final results will be supportive of regulatory approvals required to market products or that any revenue will be achieved from these partnered programs. Additional information concerning these and other risk factors affecting Ligand’s business can be found in prior press releases available via www.ligand.com as well as in Ligand’s public periodic filings with the Securities and Exchange Commission at www.sec.gov. Ligand disclaims any intent or obligation to update these forward-looking statements beyond the date of this release. This caution is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

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